EXHIBIT 24

POWER OF ATTORNEY

        PepsiCo, Inc. (“PepsiCo”) and each of the undersigned, an officer or director, or both, of PepsiCo, do hereby appoint Robert F. Sharpe, Jr. and Robert K. Biggart, and each of them severally, its, his or her true and lawful attorney-in-fact to execute on behalf of PepsiCo and the undersigned the following documents and any and all amendments thereto (including post-effective amendments):

Form S-8 Registration Statements required to be filed by PepsiCo and any of its subsidiaries for (a) The PepsiCo 401(k) Plan for Salaried Employees (formerly known as The PepsiCo 401(k) Plan), and (b) The PepsiCo 401(k) Plan for Hourly Employees;

and to file the same, with all exhibits thereto and other documents in connection therewith, and each of such attorneys shall have the power to act hereunder with or without the other.

         IN WITNESS WHEREOF, the undersigned has executed this instrument as of December 12, 2001.

PepsiCo, Inc.
By:	/s/ Robert F. Sharpe, Jr. Robert F. Sharpe, Jr. Senior Vice President, Public Affairs General Counsel and Secretary

/s/ Steven S Reinemund Steven S Reinemund Chairman of the Board and Chief Executive Officer	/s/ Arthur C. Martinez Arthur C. Martinez Director
/s/ Indra K. Nooyi Indra K. Nooyi President, Chief Financial Officer and Director	/s/ Robert S. Morrison Robert S. Morrison Vice Chairman of the Board
/s/ Roger A. Enrico Roger A. Enrico Vice Chairman of the Board	/s/ John J. Murphy John J. Murphy Director
/s/ Peter A. Bridgman Peter A. Bridgman Senior Vice President and Controller (Chief Accounting Officer)	/s/ Franklin D. Raines Franklin D. Raines Director
/s/ John F. Akers John F. Akers Director	/s/ Sharon Percy Rockefeller Sharon Percy Rockefeller Director
/s/ Robert E. Allen Robert E. Allen Director	/s/ Franklin A. Thomas Franklin A. Thomas Director
/s/ Peter Foy Peter Foy Director	/s/ Cynthia M. Trudell Cynthia M. Trudell Director
/s/ Ray L. Hunt Ray L. Hunt Director	/s/ Solomon D. Trujillo Solomon D. Trujillo Director